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                                                                   EXHIBIT 23.4

September 19, 2000

The Board of Directors,
Wipro Limited
76P and 80P
Doddakannahalli Village
Sarjapur Road
Bangalore 560 035

Dear Sirs,

We have verified the attached financial data of Wipro Limited for the years ended March 31, 1996, March 31, 1997, March 31, 1998, March 31, 1999 and March 31, 2000. We confirm that the said data has been compiled on the basis of unconsolidated Balance Sheets and Revenue Accounts of the Company for the respective years, prepared in accordance with the Generally Accepted Accounting Principles in India. It may be noted that the said data itself should not be construed as complete financial statements for the respective years. Further, we give our consent to use this summary financial data as a part of the Registration Statement on Form F-1 of Wipro Limited, for the purpose of proposed American Depository Receipts offering.

Thank you,

Yours faithfully,

For N. M. Raiji & Co.
Chartered Accountants

/s/ J.M. Gandhi

J.M. Gandhi
Partner